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                                                            Exhibit 15.1




Armstrong World Industries, Inc.
Lancaster, Pennsylvania




Gentlemen:


With respect to the Registration Statement filed on Form S-3, we acknowledge our awareness of the incorporation by reference therein of our report dated May 6, 1996, related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act, such report is not considered a part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

Very truly yours,

KPMG PEAT MARWICK L.L.P.


Philadelphia, Pennsylvania
June 19, 1996